Exhibit 15.1

Consent of Independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration Nos. 333-160683 and No. 333-174142) and the Registration Statements on Form S-8 (Registration Nos. 333-96630, 333-113932, 333-123410 333-132649, 333-158476, 333-180552 and 333-187021) of our reports dated March 31, 2014, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ Kost Forer Gabbay and Kasierer Kost Forer Gabbay and Kasierer A Member of Ernst & Young Global

Tel-Aviv, Israel
March 31, 2014